Exhibit 10.21
FIRST AMENDMENT TO DEED OF LEASE
     THIS FIRST AMENDMENT TO DEED OF LEASE (this “First Amendment”) is made this 30th day of November, 2006 (the “Effective Date”), by and between ACP/2300 CORPORATE PARK OWNER, LLC, a Delaware limited liability company (“Landlord”), and K12 INC., a Delaware corporation (“Tenant”).
W I T N E S S E T H:
     WHEREAS, pursuant to that certain Deed of Lease dated December 7, 2005 (the “Original Lease”), ACP/2300 Corporate Park Drive, LLC (“Original Landlord”) leased to Tenant, and Tenant leased from Original Landlord, approximately 35,740 rentable square feet of office space (the “Original Premises”) comprising a portion of the first (1st) floor and the entire second (2nd) floor of the building located at 2300 Corporate Park Drive, Herndon, Virginia (the “Building”);
     WHEREAS, Landlord has purchased the Building from Original Landlord and has succeeded to the interest of Original Landlord under the Original Lease; and
     WHEREAS, Landlord and Tenant desire to amend the Original Lease to provide for the demise to Tenant of the Expansion Space (hereinafter defined), upon the terms and conditions set forth in this First Amendment.
     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration and of the mutual agreements hereinafter set forth, it is hereby mutually agreed as follows:
     1. Incorporation of Recitals. The foregoing recitals are hereby incorporated in this First Amendment and made a part hereof by this reference.
     2. Definitions. All capitalized terms used in this First Amendment shall have the meanings ascribed thereto in the Original Lease, unless otherwise defined herein. As used herein and in the Original Lease: (a) the term “Lease” shall mean the Original Lease, as amended by this First Amendment; and (b) from and after the Expansion Space Commencement Date (hereinafter defined), the term “Premises” shall mean the Original Premises together with the Expansion Space.
     3. Expansion Space. Subject to the terms and conditions set forth herein, Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, for a term beginning on the Expansion Space Commencement Date and ending on April 30, 2013 (i.e. the “Lease Expiration Date” under the Original Lease), 6,930 rentable square feet of office space located on the fourth (4th) floor of the Building, as shown on the attached Exhibit A (the “Expansion Space”). As of the Expansion Space Commencement Date, the aggregate number of rentable square feet demised to Tenant under the Lease (consisting of the Original Premises and the Expansion Space) shall be 42,670.
     4. Improvements to the Expansion Space.
          A. Landlord shall deliver the Expansion Space to Tenant in its “as-is” condition (broom clean and free of all furniture and work stations) and Landlord shall have no obligation to perform, or, except as expressly set forth in this Paragraph 4, pay for, any work, improvements or alterations in or to the Expansion Space in connection with this First Amendment or otherwise. Notwithstanding the foregoing, and provided that Tenant is not then in default under the Lease, Landlord shall provide Tenant with a refurbishment allowance of Fifty-One Thousand Nine Hundred Seventy-Five Dollars ($51,975.00) (or Seven and 50/100 Dollars ($7.50) per rentable square foot of the Expansion Space) (the “Refurbishment Allowance”) to pay for costs and expenses incurred by Tenant in connection with the design and construction of improvements which Tenant desires to undertake in and to the Expansion Space (the “Expansion Space Improvements”), which costs and expenses shall include the

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costs of all space planning, architectural and engineering work related thereto, all governmental and quasi-governmental approvals and permits required therefor, any costs incurred by Landlord because of changes to the base Building or the base Building systems, all construction costs, contractors’ overhead and profit, Tenant’s construction management fees, insurance and other requirements, the cost of Tenant’s telecommunications cabling and wiring installed in the Expansion Space, the cost of Tenant’s initial furniture, fixtures and equipment installed in the Expansion Space, and all other costs and expenses incurred in connection with the Expansion Space Improvements. Disbursements of the Refurbishment Allowance by Landlord (“Partial Payments”) shall be made on a monthly basis, if requested in writing by Tenant, or, if not so requested, paid out by Landlord upon completion of the Expansion Space Improvements, and the satisfaction of the conditions set forth below, including the receipt by Landlord of final lien waivers from all general contractors, subcontractors and material suppliers who perform work or provide materials in connection therewith. Each of Tenant’s requests for a Partial Payment (the “Draw Requests”) shall be accompanied by (a) the general contractor’s application for payment (including, if applicable, an architect’s certification thereof) setting forth a detailed description of the work completed (including the percentage of the total job which the work with respect to which the contractor seeks payment represents) and the total cost of such work; (b) invoices for design, architectural or permit costs incurred by Tenant; (c) a written approval by Tenant and its architect of the contractor’s application of payment and the work performed by the contractor(s); and (d) partial lien waivers (or, with respect to the final Draw Request, final lien waivers) and releases of mechanic’s and materialmen’s liens from the general contractor, subcontractors and material suppliers providing work or services in or to the Expansion Space. The Landlord shall make Partial Payments of the Refurbishment Allowance within thirty (30) days after receipt of a Draw Request from Tenant, provided that such Draw Request is accompanied by all applicable information and documentation set forth in (a)-(d), above. The Tenant’s final Draw Request shall include a certificate of substantial completion prepared by Tenant’s architect and shall also include all applicable final lien waivers. Prior to undertaking any Expansion Space Improvements in the Expansion Space, Tenant shall submit to Landlord for its approval full working drawings (the “Working Drawings”) depicting all Expansion Space Improvements which Tenant desires to install in the Expansion Space, which Working Drawings shall satisfy the requirements set forth for the “Tenant’s Plans” pursuant to Exhibit B attached to the Original Lease (captioned, “Work Agreement”). All Working Drawings depicting the Expansion Space Improvements to be constructed in or to the Expansion Space shall be subject to approval by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, except if Landlord determines that any proposed Expansion Space Improvement depicted therein will alter or affect the structural elements of the Building or any of the systems therein, in which event Landlord’s approval may be withheld in its sole discretion with respect to such improvements. The Expansion Space Improvements shall be constructed (1) in a good and workmanlike manner, (2) in strict accordance with the terms and conditions of the Original Lease, including but not limited to the terms and conditions of Section 8 thereof and (3) by licensed contractor(s) approved in writing by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Any portion of the Refurbishment Allowance with respect to which Tenant fails to submit to Landlord a Draw Request within six (6) months after the Expansion Space Rent Commencement Date (hereinafter defined) shall be retained by Landlord.
          B. In the event that Tenant notifies Landlord in writing, on or before the date which is thirty (30) days prior to the Expansion Space Rent Commencement Date, that Tenant wishes to increase the Refurbishment Allowance, and Tenant specifies in such notice the amount of such proposed increase, which increase shall not exceed the Maximum Increase Amount (hereinafter defined), and evidences to Landlord’s reasonable satisfaction that the cost of undertaking the Expansion Space Improvements exceeds the Refurbishment Allowance by the approximate amount of the Excess Cost Allowance (hereinafter defined) requested by Tenant, then Landlord shall make available to Tenant an additional tenant improvement allowance (the “Excess Cost Allowance”) in the amount requested by Tenant, provided that the Excess Cost Allowance shall not exceed the Maximum Increase Amount. As used herein, the term “Maximum Increase Amount” means the sum of Fifty-One Thousand Nine Hundred Seventy-Five Dollars ($51,975.00) (or Seven and 50/100 Dollars ($7.50) per rentable square foot of the Expansion Space). The Excess Cost Allowance shall be paid out by the Landlord in accordance with the
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provisions of Paragraph 4(A), above. Tenant shall repay to Landlord the amount of the Excess Cost Allowance over the Expansion Space Term (hereinafter defined), beginning on the Expansion Space Rent Commencement Date, in equal monthly installments in the amount necessary to fully repay to Landlord the Excess Cost Allowance, with interest at the rate of nine percent (9%) per annum, compounded monthly on a constant collection basis, on the outstanding amount thereof, as though the Excess Cost Allowance were a loan made by Landlord to Tenant on the Expansion Space Rent Commencement Date. Such equal monthly installments shall be considered Additional Rent under the Lease and shall be paid together with, and in the same manner as, Expansion Space Annual Base Rent (hereinafter defined) payable by Tenant pursuant to Paragraph 6, below, provided that such installments shall not be subject to the annual escalations applicable to Expansion Space Annual Base Rent. Upon any termination of the Lease, Tenant shall be immediately obligated to repay to Landlord the entire amount of the Excess Cost Allowance that has not previously been repaid, plus any accrued and unpaid interest thereon, and such obligation shall survive any such termination. As an example of the foregoing, assuming that the Excess Cost Allowance were $10,000.00, the monthly amortized amount of Additional Rent payable by Tenant with respect thereto would be approximately $176.58.
     5. Expansion Space Term.
          A. The Term with respect to the demise of the Expansion Space to Tenant (the “Expansion Space Term”) shall commence on the Expansion Space Commencement Date and shall expire on April 30, 2013, unless earlier terminated in accordance with the terms and provisions of the Lease. As used herein, the term “Expansion Space Commencement Date” shall mean the date on which Landlord delivers the Expansion Space to Tenant, which date is currently anticipated to occur on or about January 1, 2007. From and after the Expansion Space Commencement Date, and provided that Tenant is in compliance with all of Tenant’s insurance requirements with respect to the Expansion Space as set forth in the Lease, Tenant shall have access to the Expansion Space and Tenant may use the Expansion Space for the use set forth in Section 6.a of the Original Lease. Notwithstanding anything to the contrary contained herein, in the event that the Expansion Space Commencement Date has not occurred on or before July 1, 2007, subject to a day-for-day extension for matters of Force Majeure, Tenant shall have the right, but not the obligation, to terminate this First Amendment upon ten (10) business days prior written notice to Landlord, in which event this First Amendment shall be null and void and of no further force or effect; provided that if Landlord delivers the Expansion Space to Tenant during such ten (10) business day period, this First Amendment shall not terminate and shall continue in full force and effect in accordance with its terms.
          B. Reference is made to the form of Declaration of Expansion Space Commencement Date (the “Declaration”) attached hereto as
Exhibit B. After the Expansion Space Commencement Date, Landlord shall complete the Declaration and deliver the completed Declaration to Tenant. Within ten (10) days after Tenant receives the completed Declaration from Landlord, Tenant shall execute and return the Declaration to Landlord to confirm the Expansion Space Commencement Date, the Expansion Space Rent Commencement Date (hereinafter defined) and the actual number of rentable square feet in the Expansion Space. Failure to execute the Declaration shall not affect the commencement or expiration of the Expansion Space Term. As used herein, the term “Expansion Space Rent Commencement Date” shall mean the date that is ninety (90) days after the Expansion Space Commencement Date (i.e. if the Expansion Space Commencement Date occurs on January 1, 2007, the Expansion Space Rent Commencement Date shall occur on April 1, 2007).
     6. Expansion Space Annual Base Rent. Commencing on the Expansion Space Rent Commencement Date, and thereafter on the first day of each and every calendar month during the Expansion Space Term, Tenant shall pay Landlord Annual Base Rent for the Expansion Space only (“Expansion Space Annual Base Rent”) in the following amounts, in equal monthly installments (“Expansion Space Monthly Base Rent”), in advance, as follows:
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	Expansion Space		Expansion Space
	Annual Base Rent Per	Expansion Space	Monthly Base
Period	Square Foot	Annual Base Rent	Rent
Expansion Space Rent Commencement Date -4/30/08	$31.50	$218,295.00 *	$18,191.25
5/1/08-4/30/09	$32.29	$223,769.76	$18,647.48
5/1/09-4/30/10	$33.09	$229,313.76	$19,109.48
5/1/10-4/30/11	$33.92	$235,065.60	$19,588.80
5/1/11-4/30/12	$34.77	$240,956.16	$20,079.68
5/1/12-4/30/13	$35.64	$246,985.20	$20,582.10

*	[on an annualized basis]
Tenant shall pay Landlord Expansion Space Annual Base Rent in accordance with the terms and conditions of Section 4 of the Original Lease (captioned, “Rent”). Tenant hereby expressly acknowledges and agrees that any delay by Tenant in completing the Expansion Space Improvements shall not delay or otherwise affect the Expansion Space Rent Commencement Date or Tenant’s obligation to pay Landlord Expansion Space Annual Base Rent from and after such date.
     7. Additional Rent Attributable to Expansion Space.
          A. Commencing on January 1, 2008, for each calendar year during the Expansion Space Term in which the amount of Operating Expenses exceeds the amount of Operating Expenses for the E.S. Base Year (hereinafter defined), Tenant shall pay Landlord Tenant’s E.S. Pro Rata Share (Operating Expenses) (hereinafter defined) of the amount by which the amount of Operating Expenses for such calendar year exceeds the amount of Operating Expenses incurred by Landlord in the E.S. Base Year, in accordance with the terms and conditions of Section 4 of the Original Lease.
          B. Commencing on January 1, 2008, for each calendar year during the Expansion Space Term in which the amount of Real Estate Taxes exceeds the amount of Real Estate Taxes for the E.S. Base Year, Tenant shall pay Landlord Tenant’s E.S. Pro Rata Share (Real Estate Taxes) (hereinafter defined) of the amount by which the amount of Real Estate Taxes for such calendar year exceeds the amount of Real Estate Taxes incurred by Landlord in the E.S. Base Year, in accordance with the terms and conditions of Section 4 of the Original Lease.
          C. Landlord and Tenant hereby acknowledge and agree that: (i) “Tenant’s E.S. Pro Rata Share (Operating Expenses)” shall be 4.36%; (2) “Tenant’s E.S. Pro Rata Share (Real Estate Taxes)” shall be 4.36%; and (3) the “E.S. Base Year” shall be calendar year 2007.
     8. Tenant’s Continuing Obligations with Respect to the Original Premises. Between the Effective Date and the Lease Expiration Date, Tenant shall continue to pay Landlord: (i) all Annual Base Rent for the Original Premises in accordance with the terms and conditions of Section 4 of the Original Lease; (ii) Tenant’s Pro Rata Share (Operating Expenses) of increases in Operating Expenses which are attributable to the Original Premises in accordance with the term and conditions of Section 4 of the Original Lease; and (iii) Tenant’s Pro Rata Share (Real Estate Taxes) of increases in Real Estate Taxes which are attributable to the Original Premises in accordance with the terms and conditions of Section 4 of the Original Lease.
     9. Parking. From and after the Expansion Space Rent Commencement Date, Tenant shall be provided, without charge during the Expansion Space Term, an additional twenty-eight (28) unreserved parking spaces located on Surface Lot and/or the Parking Structure, as determined by Landlord in its sole discretion (the “E.S. Additional Parking Spaces”). Tenant hereby expressly
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acknowledges and agrees that the terms of Section 26 of the Original Lease (captioned, “Parking”) shall govern Tenant’s use of the E.S. Additional Parking Spaces.
     10. Brokers. Landlord and Tenant recognize ACP Mid-Atlantic LLC, as Landlord’s agent, and The Staubach Company — Northeast, Inc., as Tenant’s agent, as the sole brokers (the “Brokers”) with respect to this First Amendment. Landlord agrees to be responsible for the payment of any leasing commissions owed to the Brokers in accordance with the terms of separate commission agreements entered into between Landlord and each of the Brokers. Landlord and Tenant each represent and warrant to the other that no other broker has been employed in carrying on any negotiations relating to this First Amendment and shall each indemnify and hold harmless the other from any claim for brokerage or other commission arising from or out of any breach of the foregoing representation and warranty.
     11. Additional Modification. As of the Expansion Space Commencement Date, Section 34(d) of the Original Lease shall be deleted in its entirety and the following language shall be inserted in lieu thereof as new Section 34(d) of the Original Lease:
“d. From and after the Must-Take Space Commencement Date: (i) the aggregate number of rentable square feet demised under the Lease shall be 70,422; (ii) wherever the term “Premises” appears in the Lease, it is hereby deemed to mean the entire 70,422 rentable square feet demised to Tenant; and (iii) Tenant’s Pro Rata Share (Operating Expenses) and Tenant’s Pro Rata Share (Real Estate Taxes) as set forth in Section 1.g, above, shall each be increased to thirty-nine and ninety-six hundredths percent (39.96%). Tenant hereby acknowledges and agrees that the Base Year with respect to the Must-Take Space shall be calendar year 2006.”
     12. Counterpart Copies. This First Amendment may be executed in two (2) or more counterpart copies, all of which counterparts shall have the same force and effect as if all parties hereto had executed a single copy of this First Amendment.
     13. Miscellaneous. This First Amendment (a) shall be binding upon and inure to the benefit of the parties hereto and their respective representatives, transferees, successors and assigns and (b) shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.
     14. Ratification. Except as expressly amended by this First Amendment, all other terms, conditions and provisions of the Lease are hereby ratified and confirmed and shall continue in full force and effect.
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     IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to Deed of Lease under seal as of the day and year first hereinabove written.

LANDLORD:

ACP/2300 CORPORATE PARK OWNER, LLC, a Delaware limited liability company

By:	ACP/AEW Woodland Park JV, LLC, a Delaware limited liability company, its sole member

By:	ACP-BP Woodland Park Investor, LLC, a Delaware limited liability company, its operating member

By:	ACP/Woodland Park Investor, LLC, a Delaware limited liability company, its manager

By:	/s/ Douglas Fleit

Name: Douglas Fleit
Title: Manager

TENANT:

K12 INC., a Delaware corporation

By:	/s/ John Baule

Name: John Baule
Title: CFO
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EXHIBIT A
FLOOR PLAN OF EXPANSION SPACE

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EXHIBIT B
DECLARATION OF EXPANSION SPACE COMMENCEMENT DATE
     This Declaration of Expansion Space Commencement Date is made as of                     , 200_, by ACP/2300 CORPORATE PARK OWNER, LLC, a Delaware limited liability company (“Landlord”), and K12 INC., a Delaware corporation (“Tenant”), who agree as follows:
     1. Landlord and Tenant entered into that certain First Amendment to Deed of Lease dated                     , 2006, (the “First Amendment”) in which Landlord leased to Tenant, and Tenant leased from Landlord, certain premises described therein and located at 2300 Corporate Park Drive, Herndon, Virginia. All capitalized terms herein are as defined in the First Amendment.
     2. Pursuant to the First Amendment, Landlord and Tenant agreed to and do hereby confirm the following matters as of the Expansion Space Commencement Date:
a.	the Expansion Space Commencement Date is , 200_;

b.	the Expansion Space Rent Commencement Date is , 200_;

c.	the Lease Expiration Date is April 30, 2013;

d.	the number of rentable square feet comprising the Expansion Space is 6,930;

e.	the number of rentable square feet of office space in the Building is 158,897;

f.	“Tenant’s E.S. Pro Rata Share (Operating Expenses)” shall be 4.36%; and

g.	“Tenant’s E.S. Pro Rata Share (Real Estate Taxes)” shall be 4.36%.
     3. Tenant confirms that:
          a. it has accepted possession of the Expansion Space as provided in the First Amendment;
          b. Landlord has fulfilled all its obligations to be provided to Tenant as of the date hereof;
          c. the Lease is in full force and effect and has not been modified, altered, or amended, except, as follows:                                        ; and
          d. there are no set-offs or credits against Rent, and no security deposit or prepaid rent has been paid, except as follows:                           .
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     The provisions of this Declaration of Expansion Space Commencement Date shall inure to the benefit of, or bind, as the case may require, the parties and their respective successors and assigns, subject to the restrictions on assignment and subleasing contained in the Lease, and are hereby attached to and made a part of the Lease.

LANDLORD:

ACP/2300 CORPORATE PARK OWNER, LLC, a Delaware limited liability company

By:	ACP/AEW Woodland Park JV, LLC, a Delaware limited liability company, its sole member

By:	ACP-BP Woodland Park Investor, LLC, a Delaware limited liability company, its operating member

By:	ACP/Woodland Park Investor, LLC, a
Delaware limited liability company, its manager

By:

Name:
Title:

TENANT:

K12 INC., a Delaware corporation

By:

Name:
Title:

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